Exhibit 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 30, 2009, relating to the consolidated financial statements of Ebix, Inc., and the effectiveness of Ebix, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Ebix, Inc. for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ Cherry, Bekaert & Holland, LLP
Cherry, Bekaert & Holland, LLP
Atlanta, GA
February 23, 2010